UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 16, 2017

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2017, Inspired Entertainment, Inc. (“Inspired” or the “Company”) entered into an employment agreement (the “Employment Agreement”) with A. Lorne Weil, who assumed the position of Executive Chairman of the Company upon the closing of the Company’s business combination with Inspired Gaming Group (the “Business Combination”).

Under the terms of his employment agreement, Mr. Weil’s annual base salary is $700,000, with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of his annual base salary, subject to performance goals determined by the Committee in consultation with Mr. Weil. Mr. Weil will also be eligible to receive additional incentive bonuses and equity on terms that are no less favorable than those offered to any other executive of the Company.

Mr. Weil’s employment agreement does not have a set term, and his employment as the Company’s Executive Chairman will be non-exclusive. The employment agreement may be terminated without cause on three months’ written notice by either party. Upon termination by the Company without cause (as defined), Mr. Weil would be entitled to (i) any earned, but unpaid, annual bonus with respect to the year prior to the year in which the termination occurred, (ii) a pro-rated maximum annual bonus for the year in which the termination occurred, (iii) his salary for the eighteen-month period following the termination date (or thirty (30) months if termination occurs within two years immediately following the Business Combination or any change in control, as defined), (iv) one and one-half times his target annual bonus (or two and one-half times if termination occurs within two years immediately following the Business Combination or any change in control) and (v) acceleration of 100% vesting of all incentive and equity compensation to which he is entitled at the termination date (or in the case of any award under the Company’s 2016 Equity Incentive Plan (the “Plan”), such award shall not be forfeited upon such termination, but shall remain subject to the time, performance or other conditions to vesting specified in such award).

Mr. Weil may be terminated by the Company immediately upon written notice for cause (defined as (i) a serious or persistent material breach of the terms of the employment agreement (after receiving prior written warning of such breach and having a reasonable opportunity to rectify it), (ii) gross negligence or willful gross misconduct with a material adverse effect on the Company, (iii) conviction of, or a plea of guilty or nolo contendere to, a felony (other than a traffic-related offense) or (iv) any material breach of the employment agreement that has a material adverse effect on the Company). In such instance, the Company would be obligated to pay to Mr. Weil (i) any accrued but unpaid salary, (ii) any earned and vested benefits and (iii) any unreimbursed business expenses.

On the occurrence of an event constituting “good reason,” Mr. Weil may terminate the agreement immediately at any time within 90 days of such event. “Good reason” is defined as (i) a reduction in titles, duties or authorities, (ii) removal from the Company’s Board, (iii) a reduction in salary or bonus, (iv) relocation of the Company’s principal office to a location not previously agreed or (v) the Company’s material breach of the employment agreement uncured after 30 days’ notice. On termination for good reason, Mr. Weil is entitled to the payments applicable to a termination by the Company without cause. Under the employment agreement, Mr. Weil will remain subject to certain covenants, including, among other things, a covenant not to enter into a directly competing business or solicit employees of the Company, for a period of twelve months after termination of his employment, as well as a covenant not to disclose certain confidential information of the Company. Mr. Weil will also be entitled to reimbursement for private medical insurance.

Mr. Weil’s employment agreement also reflects the grant to Mr. Weil of 940,583 shares of restricted stock pursuant to the Plan. The grant of restricted stock was effective as of January 3, 2017, as previously reported. The vesting of the restricted stock award is subject to certain conditions set forth on Annex A to the Plan, which was included as an Annex to the Company’s Proxy Statement in connection with the Business Combination. One-third of the award will vest on the first anniversary of the closing of the Business Combination, provided that a period of at least 30 consecutive trading days has elapsed during which the average of the closing prices of the Company’s common stock was equal to or greater than $12.50 per share; another one-third of the award will vest on the second anniversary of the closing of the Business Combination, provided that for a period of at least 30 consecutive trading days such average of the closing prices was equal to or greater than $15.00 per share; and the final one-third of the award will vest on the third anniversary of the closing of the Business Combination, provided that for a period of at least 30 consecutive trading days such average of the closing prices was equal to or greater than $17.50 per share. If a specified price threshold applicable to any anniversary date has not been achieved prior to such date, the portion of the award subject to that price threshold will vest on the first date thereafter when that price threshold is achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2017

INSPIRED ENTERTAINMENT, INC.

By	/s/ A. Lorne Weil
	Name:	A. Lorne Weil
	Title:	Executive Chairman